Exhibit (d)(4)

Schedule A

Funds and Sub-Advised Assets

“Sub-Advised Assets”*	“Fund”
Amplify Samsung SOFR ETF (SOFR)	Amplify Samsung SOFR ETF (SOFR)
Amplify Bloomberg U.S. Treasury 12% Premium Income ETF (formerly Amplify Bloomberg U.S. Treasury Target High Income ETF)	Amplify Bloomberg U.S. Treasury Target High Income ETF (formerly Amplify Bloomberg U.S. Treasury Target High Income ETF)
Amplify Samsung U.S. Natural Gas Infrastructure ETF	Amplify Samsung U.S. Natural Gas Infrastructure ETF
* Where the Sub-Advised Assets is the same as the Fund, the Sub-Advisor sub-advises the entire Fund